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                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") made and entered into as of March 16, 1999, is by and among Professional Perceptions, Inc., a Nevada corporation (hereinafter referred to as the "Company"), Harold Kaufman, Jr., an officer, director and principal stockholder of the Company (hereinafter referred to as "Kaufman"), NEW JAG, Inc., a New Jersey corporation (hereinafter referred to as "JAG") and each of the holders of shares of Common Stock of JAG listed on Exhibit A hereto (sometimes hereinafter collectively referred to as the "JAG Stockholders").

                                    RECITALS

         WHEREAS, the JAG Stockholders own a total of One Thousand (1,000) shares of JAG Common Stock (the "JAG Shares") which constitutes all of the issued and outstanding Common Stock of JAG; and

         WHEREAS, the Company desires to acquire all of the JAG Shares and the JAG Stockholders desire to exchange all of the JAG Shares for shares of Common Stock of the Company in a transaction intended to qualify under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

         1.       EXCHANGE OF THE SHARES AND CONSIDERATION

                  1.1 Shares Being Exchanged. Subject to the terms and conditions of this Agreement, at the closing provided for in Section 2 hereof (the "Closing"), each of the JAG Stockholders shall sell, assign, transfer and deliver to the Company the number of JAG Shares set forth opposite each such JAG Stockholder's name on Exhibit A attached hereto.

                  1.2 Consideration. Subject to the terms and conditions of this Agreement and in consideration of the sale, assignment, transfer and delivery of the JAG Shares to the Company, at the Closing the Company shall issue, sell and deliver to the JAG Stockholders a total of Three Million Five Hundred Thousand (3,500,000) shares of Common Stock of the Company (hereinafter referred to as the "Company Shares"), each JAG Stockholder to receive, as full consideration for the JAG Shares sold to the Company by such JAG Stockholder, the number of Company Shares set forth opposite each such JAG Stockholder's name on Exhibit A attached hereto.


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         2.       THE CLOSING

                  2.1 Time and Place. The closing of the transactions contemplated by this Agreement shall be held at the offices of Conrad C. Lysiak, Esq., 601 West First Avenue, Suite 503, Spokane, Washington 99204, at 10:00 a.m. on March 16, 1999, or on such other date and at such other time and place as the parties may agree upon in writing (the "Closing").

                  2.2 Deliveries by the JAG Stockholders. At the Closing, each JAG Stockholder shall deliver to the Company the following: (a) stock certificates representing the number of JAG Shares set forth opposite the name of such JAG Stockholder on Exhibit A hereto, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of JAG, and (b) an investment letter in the form attached hereto as Exhibit B executed by such JAG Stockholder.

                  2.3 Deliveries by JAG. At the Closing, JAG shall deliver to the Company the documents referred to in Section 9.1 hereof.

                  2.4 Deliveries by the Company. At the Closing, in addition to the documents referred to in Section 9.2 hereof, the Company shall deliver to the JAG Stockholders the following: (a) a stock certificate issued in the name of each JAG Stockholder representing the number of Company Shares set forth opposite the name of such JAG Stockholder on Exhibit A attached hereto, and (b) the Company's minute book, corporate seal and copies of all corporate and financial books and records.

         3.       INDIVIDUAL REPRESENTATIONS AND WARRANTIES BY THE JAG
                  STOCKHOLDERS

                  Each of the JAG Stockholders, severally but not jointly, represents and warrants to the Company as follows:

                  3.1 Title. Such JAG Stockholder owns the number of JAG Shares set forth opposite such JAG Stockholder's name on Exhibit A hereto, and shall transfer to the Company at the Closing good and valid title to the JAG Shares owned by such JAG Stockholder, free and clear of all liens, claims, options, charges, and encumbrances of every kind, character or description.

                  3.2 Authority. Such JAG Stockholder has full power and authority to execute this Agreement and consummate the transactions contemplated hereby, and this Agreement is binding on such JAG Stockholder and enforceable in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby do not violate or conflict with or constitute a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such JAG Stockholder is a party or by which such JAG Stockholder or such JAG Stockholder's property is bound, or to such JAG Stockholder's knowledge any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over such JAG Stockholder or any of such JAG Stockholder's property.


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                  3.3 Investment Representation. Such JAG Stockholder intends to acquire the Company Shares for investment and not with a view to the public distribution or resale thereof, and such JAG Stockholder shall confirm such intention to the Company by delivering to the Company at the Closing an investment letter in the form attached as Exhibit B hereto. Such JAG Stockholder agrees that the Company may endorse on any stock certificate for the Company Shares to be delivered pursuant to this Agreement an appropriate legend referring to the provisions of the investment letter attached as Exhibit B hereto, and that the Company may instruct its transfer agent not to transfer any Company Shares unless advised by the Company that such provisions have been complied with.

         4.       REPRESENTATIONS AND WARRANTIES OF JAG

                  JAG represents and warrants to the Company as follows:

                  4.1 Authority. JAG has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action on the part of JAG. This Agreement has been duly executed and delivered by JAG and constitutes the valid and binding obligation of JAG, enforceable in accordance with its terms.

                  4.2 Organization.

                           (a) JAG is a corporation duly organized, validly
existing and in good standing under the laws of the State of New Jersey. JAG has the corporate power and authority to carry on its business as presently conducted, possesses all licenses, franchises, rights and privileges material to the conduct of its business, and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business or financial condition.

                           (b) The copies of the Articles of Incorporation of
JAG and all amendments thereto, as certified by the Secretary of State of New Jersey, and the Bylaws of JAG and all amendments thereto, as certified by the Secretary of JAG, which have heretofore been delivered to the Company, are complete and correct copies of the Articles of Incorporation and Bylaws of JAG as amended and in effect on the date hereof.

                  4.3 Capitalization.

                           (a) The authorized capital stock of JAG consists of
1,000 shares of Common Stock, $.001 par value, of which One Thousand (1,000) shares are issued and outstanding. All of the issued and outstanding shares of Common Stock of JAG are duly authorized, validly issued, fully paid and nonassessable.

                           (b) There are no options, warrants, calls, rights,
commitments or agreements of any character to which JAG is a party or by which it is bound obligating JAG to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of JAG or obligating JAG to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.


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                  4.4 Litigation. There is no claim, action, suit or proceeding, at law or in equity, pending against JAG, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal (other than those, if any, with respect to which service of process or similar notice has not been made on JAG), and, to the knowledge of JAG, none have been threatened. JAG is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any notice, order, writ, injunction or decree.

                  4.5 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of any term or provision of, or constitute a default under or result in a violation of, the Articles of Incorporation or Bylaws of JAG, any agreement, contract, lease, license or instrument to which JAG is a party or by which it or any of its properties or assets are bound, or any judgment, decree, order, or writ by which JAG is bound or to which it or any of its properties or assets are subject.

                  4.6 Consent. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality is required by or with respect to JAG in connection with the execution and delivery of this Agreement or the consummation by JAG of the transactions contemplated herein.

         5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to JAG and the JAG Stockholders as follows:

                  5.1 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated herein, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

                  5.2 Organization.

                  (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. The Company has the corporate power and authority to carry on its business as presently conducted, and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business or financial condition.

                  (b) The copies of the Company's Articles of Incorporation and all amendments thereto, as certified by the Secretary of State of Nevada, and the Bylaws of the Company and all amendments thereto, as certified by the Secretary of the Company, which have heretofore been delivered to JAG and made available to the JAG Stockholders, are complete and correct copies of the Articles of Incorporation and Bylaws of the Company as amended and in effect on the date hereof.


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All minutes of meetings and actions in writing without a meeting of the Board of
Directors and stockholders of the Company are contained in the minute book of the Company heretofore delivered to JAG and made available to the JAG Stockholders, and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to JAG that have not also been delivered to JAG and made available to the JAG Stockholders.

                  5.3  Capitalization.

                           (a) The authorized capital stock of the Company
consists of 100,000,000 shares of Common Stock, $.00001 par value, of which 3,820,900 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock of the Company were issued in compliance with applicable state and Federal securities laws, are duly authorized, validly issued, fully paid and non-assessable, and are not subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or is bound.

                           (b) There are no options, warrants, calls, rights,
commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                           (c) The Company Shares, when issued, sold and
delivered to the JAG Stockholders in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable.

                  5.4 Equity Investments. Company does not own any equity interest in any corporation, partnership, or other form of business entity.

                  5.5 Financial Statements. Company has delivered to JAG and made available to the JAG Stockholders copies of its unaudited balance sheet as at January 31, 1998 and the related statements of operations, stockholders' equity and cash flows for the period then ended together with appropriate notes to such financial statements (the "Company Financial Statements"), a copy of which is attached hereto as Schedule 5.5. The Company Financial Statements (i) were prepared in accordance with the books and records of the Company; (ii) were prepared in accordance with generally accepted accounting principles; and (iii) are in all material respects accurate, complete and correct.

                  5.6 Absence of Liabilities. The Company does not have and as of the date of Closing will not have any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.


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                  5.7 Books of Account. The books, records and accounts of
Company accurately and fairly reflect, in reasonable detail, all transactions relating to the Company and all items of income and expense, assets and liabilities and accruals relating to the Company. Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company.

                  5.8 Taxes. Within the times and in the manner prescribed by law, the Company has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, penalties and interest (all such items are collectively referred to as "Taxes") due to, or claimed to be due by, any governmental authority. Company has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Company.

                  5.9 Litigation. There is no claim, action, suit or proceeding, at law or in equity, pending against the Company, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal (other than those, if any, with respect to which service of process or similar notice has not been made on the Company), and, to the actual knowledge of the Company, none have been threatened. The Company is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any notice, order, writ, injunction or decree.

                  5.10 Contracts and Undertakings. The Company is not a party to or bound by nor are any of its properties and assets subject to any contract, instrument, lease, license, agreement, commitment or undertaking.

                  5.11 Employment Agreements and Benefit Plans. The Company is not a party to or bound by any employment, consulting or retainer agreement, or any profit-sharing, deferred compensation, bonus, savings, stock option, stock purchase or incentive plan or agreements.

                  5.12 Assumption or Guarantee of Indebtedness of Others. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any debts, obligations or liabilities of any individual, corporation, partnership, joint venture or other business enterprise or entity.

                  5.13 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of any term or provision of, or constitute a default under or result in a violation of, the Articles of Incorporation or Bylaws of the Company, any agreement, contract, lease, license, or instrument to which the Company is a party or by which it or any of its assets are bound, or any judgment, decree, order or writ by which the Company is bound or to which it or any of its assets are subject.

                  5.14 Consent. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated herein.


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                  5.15 Brokers or Finders. Except as set forth on Schedule 5.15 attached hereto, the Company has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. Except as set forth on Schedule 5.15 attached hereto, the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated herein.

                  5.16 Compliance with Securities Laws.

                           (a) No formal or informal investigation or
examination by the Securities and Exchange Commission ("SEC") or by the securities administrator of any state is pending or, to the knowledge of the Company, threatened against the Company, any present or former officer or director of the Company or any of the Company's stockholders who own more than 10% of the Company's Common Stock.

                           (b) Neither the Company nor any of its present or
former officers, directors, promoters or beneficial owners of more than 10% of its Common Stock have been convicted of any felony or misdemeanor in connection with the purchase and sale of any security or involving the making of any false filing with the SEC.

                           (c) Neither the Company nor any of its present or
former officers, directors, promoters or beneficial owners of more than 10% of its Common Stock are subject to any order, judgement or decree of any court of competent jurisdiction, temporarily or preliminarily restraining or enjoining, or subject to any order, judgment or decree of any court of competent jurisdiction, permanently restraining or enjoining, such person from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or involving the making of any false filing with the SEC.

                           (d) No individual, corporation, partnership, joint
venture or other business enterprise or entity has demand or other rights to cause the Company to file any registration statement under the Securities Act of 1933 relating to any securities of the Company or any rights to participate in any such registration statement.

                           (e) The issuance and sale of the Company Shares to
the JAG Stockholders pursuant to this Agreement is not required to be registered under the Securities Act of 1933, as amended, or under the securities laws of any state.

                           (f) The Company is not required to be registered as
an investment company under the Investment Company Act of 1940, as amended, and neither the Company nor any of its officers or directors are required to be registered as investment advisors under the Investment Advisor Act of 1940, as amended.

                  5.17 Underlying Documents. Copies of any underlying documents listed or described as having been disclosed to JAG and made available to the JAG Stockholders pursuant to


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this Agreement, if requested by JAG or the JAG Stockholders, have been furnished to JAG and made available to the JAG Stockholders. All such documents furnished to JAG and made available to the JAG Stockholders are true and correct copies, and there are no amendments or modifications thereto that have not been disclosed to JAG and made available to the JAG Stockholders.

                  5.18 Full Disclosure. Any information furnished by or on behalf of the Company in writing at any time prior to the Closing does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                  5.19 Stockholder List. The Company has delivered to JAG and made available to the JAG Stockholders a complete and accurate list of the stockholders of record of the Company as of the date of Closing which accurately reflects the number of outstanding shares of the Company's Common Stock and the number of such shares which bear a restrictive legend or are subject to stop transfer orders or other restrictions on transfer.

                  5.20 Absence of Assets. The Company does not have and immediately prior to the Closing will not have any assets.

         6.       COVENANTS RELATING TO CONDUCT OF BUSINESS OF JAG

                  During the period from the date of this Agreement and continuing until the Closing, JAG and the JAG Stockholders agree (except as expressly contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing) that:

                  6.1 Ordinary Course. JAG shall carry on its business in the usual and ordinary course, in substantially the same manner as heretofore conducted.

         7.       COVENANTS RELATING TO CONDUCT OF BUSINESS OF THE COMPANY

                  During the period from the date of this Agreement and continuing until the Closing, the Company agrees (except as expressly contemplated by this Agreement or to the extent that JAG shall otherwise consent in writing) that:

                  7.1 Ordinary Course. The Company shall not conduct any business or engage in any activities other than activities related to the closing of the transactions contemplated by this Agreement.

                  7.2 Dividends; Changes in Stock. The Company shall not and shall not propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or (iii) repurchase or otherwise acquire any shares of its capital stock or rights to acquire any shares of its capital stock.


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                  7.3 Issuance of Securities. The Company shall not issue,
deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities.

                  7.4 Governing Documents. The Company shall not amend its Articles of Incorporation or Bylaws.

                  7.5 No Contracts or Undertakings. The Company shall not become a party to or become bound by or agree to become a party to or become bound by any contract, instrument, lease, license, agreement, commitment or undertaking.

                  7.6 No Obligations or Liabilities. The Company shall not incur or agree to incur any amount of long or short-term debt for money borrowed, or indemnify or agree to indemnify others, or incur or agree to incur any debts, obligations or liabilities whatsoever.

         8.       ADDITIONAL AGREEMENTS

                  8.1 Access to Information.

                           (a) JAG and the JAG Stockholders shall afford to the
Company and shall cause its independent accountants to afford to the Company, and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all information concerning JAG, as the Company may reasonably request, provided that JAG and the JAG Stockholders shall not be required to disclose any information which either of them is legally required to keep confidential. The Company will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and the Company will cause its consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason the Company shall promptly return, or cause to be returned, to the disclosing party all documents obtained from JAG and the JAG Stockholders, and any copies made of such documents, extracts and copies thereof.

                           (b) The Company shall afford to JAG and the JAG
Stockholders and shall cause its independent accountants to afford to JAG and the JAG Stockholders, and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of the Company's properties, books, contracts, commitments and records and to the audit work papers and other records of the Company's independent accountants. During such period, the Company shall use reasonable efforts to furnish promptly to JAG and the JAG Stockholders such information concerning the Company as JAG and the JAG Stockholders may reasonably request, provided that the Company shall not be required to disclose any information which it is legally required to keep confidential. JAG and the JAG Stockholders will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and JAG and the JAG Stockholders will cause their respective consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason JAG and the JAG


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Stockholders shall promptly return, or cause to be returned, to the disclosing party all documents obtained from the Company, and any copies made of such documents, extracts and copies thereof.

                  8.2 Communications. Between the date hereof and the Closing Date, neither JAG nor the Company will, without the prior written approval of the other party, furnish any communication to the public if the subject matter thereof relates to the other party or to the transactions contemplated by this Agreement, except as may be necessary, in the opinion of their respective counsel, to comply with the requirements of any law, governmental order or regulation.

                  8.3 Securities Laws. The Company shall take such actions as may be necessary to comply with the federal securities laws and the securities laws of all states which are applicable in connection with the issuance of the Company Shares to the JAG Stockholders pursuant to this Agreement.

                  8.4 Reverse Split. JAG and the JAG Stockholders agree that they will not cause the Company to effect a reverse split of its outstanding Common Stock for a period of one year after the Closing Date.

         9.       CONDITIONS PRECEDENT

                  9.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the date of Closing of the following conditions, unless waived by the Company:

                           (a) Representations and Warranties of the JAG
Stockholders. The representations and warranties of the JAG Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the date of Closing.

                           (b) Representations and Warranties of JAG. The
representations and warranties of JAG set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the date of Closing, and the Company shall have received a certificate or certificates to such effect signed by the chief executive officer of JAG.

                           (c) Additional Closing Documents. The Company shall
have received the following documents and instruments:

                                    (1) Certified resolutions of the JAG Board
of Directors authorizing the execution and delivery of this Agreement and the performance by JAG of its obligations hereunder; and

                                    (2) Such other documents and instruments as
are required to be delivered pursuant to the provisions of this Agreement or otherwise reasonably requested by the Company.


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                  9.2 Conditions to Obligations of JAG and the JAG Stockholders.
The obligations of JAG and the JAG Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the date of Closing of the following conditions unless waived by JAG and the JAG
Stockholders:

                           (a) Representations and Warranties of the Company.
The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the date of Closing, and JAG and the JAG Stockholders shall have received a certificate signed by the chief executive officer of the Company to such effect.

                           (b) Resignations. The Company shall have received and
accepted the written resignations of all of the Company's officers and directors as of the date of Closing, and shall have delivered such resignations to JAG.

                           (c) Election of Directors and Officers. The Board of
Directors of the Company shall have elected persons designated by JAG to serve as directors and officers of the Company effective as of the date of Closing:

                           (d) Change of Name. The Company's Board of Directors
and stockholders shall have duly authorized and approved in accordance with Nevada General Corporation law an amendment to the Company's Articles of Incorporation to change the name of the Company to JAGNOTES.com after the date of Closing, and JAG and the JAG Stockholders shall have received a duly executed Certificate of Amendment to the Articles of Incorporation to such effect.

                           (e) Additional Closing Documents. JAG and the JAG
Stockholders shall have received the following documents and instruments:

                                    (1) Certified resolutions of the Company's
Board of Directors (a) authorizing the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder, (b) electing the persons designated by JAG as officers and directors of the Company effective as of the date of Closing, and (c) authorizing an amendment to the Company's Articles of Incorporation to change the Company's name in accordance with
Section 9.2(d) above;

                                    (2) Resolutions of the Company's
stockholders approving an amendment to the Company's Articles of Incorporation to change the name of the Company in accordance with Section 9.2(d) above;

                                    (3) A certificate of good standing of the
Company from the Secretary of State of Nevada dated as of the most recent practicable date;

                                    (4) A list of the Company's stockholders as
of the date of Closing certified by the Company's stock transfer agent;

                                    (5) A written opinion of counsel from Conrad
C. Lysiak, Esq. on the matters set forth in Schedule 9.2(e) attached hereto;


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

                                    (6) A written agreement of Kaufman to assume
and pay at the Closing the amount of the finders fee set forth on Schedule 5.15 attached hereto to the Person named on such Schedule;

                                    (7) Such other documents and instruments as
are required to be delivered pursuant to the provisions of this Agreement or otherwise reasonably requested by JAG and the JAG Stockholders.

                           (f) Concurrent Closing of Stock Purchase Agreements.
The sale of an aggregate of 3,150,000 shares of the Company's Common Stock owned by Kaufman and certain other stockholders of the Company for a total purchase price of $308,750 in accordance with the provisions of those certain Stock Purchase Agreements previously delivered to Kaufman and such other stockholders of the Company shall have been consummated concurrently with the Closing.

         10.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  10.1 Survival of Representations and Warranties. The representations and warranties of the Company contained herein shall survive the Closing, but shall expire on the second anniversary date following the date of Closing, unless a specific claim in writing with respect to these matters shall have been made, or any action at law or in equity shall have been commenced or filed before such anniversary date. The limitation period for the survival of the representations and warranties of the Company contained herein shall not apply to any fraudulent breach of any representation or warranty or to any breach or inaccuracy in any representation or warranty known to the Company on or before the date of Closing.

         11.      INDEMNIFICATION

                  11.1 Indemnification. Kaufman agrees to indemnify, defend and hold harmless JAG, the JAG Stockholders and the Company from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses (collectively "Damages") asserted against, resulting to, imposed upon or incurred by JAG, the JAG Stockholders or the Company, directly or indirectly, by reason of or resulting from (i) any breach by the Company of this Agreement, (ii) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement, (iii) any claim or claims made against the Company arising out of any debts, obligations and liabilities or asserted debts, obligations and liabilities of the Company, (iv) any claim or claims made against the Company by any Person who was a shareholder of the Company on or prior to the date of Closing arising out of or related to any business or activity engaged in or any action taken by the Company prior to the date of Closing, including, without limitation, the issuance of any shares of the Company's Common Stock prior to the date of Closing, and (v) any claim or claims made against the Company by any Person who was an officer, director or employee of, or a consultant to, the Company on or prior to the date of Closing arising out of or related to any contract, agreement, arrangement, understanding or commitment between the Company and any such officer, director, employee or consultant prior to the date of Closing.

                  11.2 Limitation. The liability of Company pursuant to this
Section 11 shall be limited to claims for damages made by JAG, the JAG Stockholders or Company in writing within two (2) years after the date of this Agreement or, with respect to claims relative to tax liabilities for periods ending on or prior to the date of this Agreement, within the period of any applicable statute of limitations.

                  11.3 Claims. In the event that JAG, the JAG Stockholders or Company (hereinafter collectively referred to as the "Indemnified Party") shall reasonably believe that it has a claim for Damages ("Claim"), it shall give prompt notice in accordance herewith to Kaufman (the "Indemnifying Party") of the nature and extent of such Claim and the Damages incurred by it. If the Damages are liquidated in amount, the notice shall so state, and such amount shall be deemed the amount of such Claim of the Indemnified Party against the Indemnifying Party. If the amount is not liquidated, the notice shall so state and, in such event, such Claim shall be deemed asserted against the Indemnifying Party but no payment or satisfaction shall be made on account thereof until the amount of such claim is liquidated.

                  If the Indemnifying Party shall not, within thirty (30) days after the giving of such notice by the Indemnified Party, notify the Indemnified Party in accordance herewith that the Indemnifying Party disputes the right of the Indemnified Party to indemnity in respect of such Claim, then any such Claim shall be paid or satisfied as follows: (i) if said Claim is liquidated, then payment of such Claim to the Indemnified Party shall be made by the Indemnifying Party at the end of such period; or (ii) if the amount of such Claim is unliquidated at the time notice is originally given to the Indemnifying Party, the Indemnified Party shall give a second notice to the Indemnifying Party when the liquidated amount of such Claim is known and, unless the Indemnifying Party shall object in writing to such amount (as opposed to the Claim itself, as to which the right to dispute had expired) within twenty (20) days after the giving of said second notice, payment of such Claim to the Indemnified Party shall be made by the Indemnifying Party.

                  If the Indemnifying Party shall not have made payment to the Indemnified Party of any Claim when said payment is due, then the Indemnified Party shall have the right to take any and all actions required to collect from the Indemnifying Party the amount of such Claim.

                  Any portion of the amount of Damages asserted by the Indemnified Party in connection with a Claim shall, if not objected to by the Indemnifying Party in accordance with the procedures established herein, be considered to be subject to satisfaction without further objection, as may be appropriate.

                  If the Indemnifying Party shall notify the Indemnified Party that he disputes any Claim or the amount thereof (which notice shall only be given if the Indemnifying Party has a good faith belief that the Indemnified Party is not entitled to indemnity or the full amount of indemnity as claimed) then the parties hereto shall endeavor to settle and compromise such Claim, or may agree to submit the same to arbitration, and, if unable to agree on any settlement or compromise or on submission to arbitration, such claim shall be settled by appropriate litigation, and any liability and the amount of the Damages established by reason of such settlement, compromise, arbitration or litigation, or incurred as a result thereof, shall be paid and satisfied as provided herein.

                  11.4 Conditions of Indemnification with Respect to Third Party Claims. The Indemnified Party shall promptly give notice to the Indemnifying Party of any claim of a third party which may reasonably be expected to result in a Claim by the Indemnified Party. The Indemnifying Party shall have the right to participate in and, with respect to a third party Claim as to which he is "wholly at risk," direct the defense, compromise or settlement of such claim with counsel selected by him, provided the Indemnifying Party gives written notice to the Indemnified Party of his election to do so within thirty (30) days after receipt of notice in accordance with the preceding sentence. For the purposes of this Section 11.4, the Indemnifying Party shall be deemed to be "wholly at risk" except as to (i) Claims as to which the Indemnified Party may have any direct monetary risk for which it is not fully indemnified by the terms hereof or (ii) Claims as to which the Indemnified Party in its reasonable judgment has any risk or liability for which compensation by monetary damages would not be adequate. If the Indemnifying Party fails to so notify the Indemnified Party of his election to defend any such third party claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and expense of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

                  If the proceeding involves matters as to which the Indemnifying Party is not "wholly at risk," then the defense, compromise or settlement of the Claim shall be the responsibility of the Indemnified Party, but such defense, compromise and settlement by the Indemnified Party shall be for the expense and account of the Indemnifying Party. Counsel for the Indemnifying Party shall consult and cooperate at all times with counsel for the Indemnified Party in defending against any such third party claim.

                  The Indemnifying Party shall not under any circumstances, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

                           (c) The obligations to indemnify, defend and hold
harmless pursuant to this Section 11 shall survive the Closing for a period of two (2) years after the date of Closing.

         12.      TERMINATION

                  12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                           (a) by mutual written consent of the Company, JAG and
the JAG Stockholders;

                           (b) by the Company if there has been a material
breach of any representation, warranty, covenant or agreement contained in this Agreement by JAG or the JAG Stockholders;

                           (c) by JAG and the JAG Stockholders if there has been
a material breach of any representation, warranty, covenant or agreement contained in this Agreement by the Company.

                  12.2 Effect of Termination. Termination of this Agreement in accordance with Section 12.1 may be effected by written notice from either the Company or JAG and the JAG Stockholders, as appropriate, specifying the reasons for termination and shall not subject the terminating party to any liability for any valid termination.

         13.      MISCELLANEOUS

                  13.1 Tax Treatment. The transaction contemplated herein is intended to qualify as a so-called "tax-free" reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended. JAG, the JAG Stockholders and the Company acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that no party hereto has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

                  13.2 Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

                  13.3 Payment of Fees and Expenses. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                  13.4 Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

                  13.5 Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

                  13.6 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  13.7 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

                  13.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

                  13.10 Person. For purposes of this Agreement, the term "Person" shall mean any individual, corporation, partnership, joint venture or other business enterprise or entity and any governmental agency, federal, state or local.

                  13.11 Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if given by personal delivery, telex, facsimile, telegram or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is given by personal delivery, telex, facsimile or telegram, service shall be conclusively deemed made at the time of receipt. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

         If to JAG:                     At the address set forth below its name
                                        on the signature page of this Agreement.

         If to the JAG Stockholders:    At the addresses set forth below their
                                        names on the signature page of this
                                        Agreement or on Exhibit A hereto.

         If to Company:                 At the address set forth below its name
                                        on the signature page of this Agreement.

         If to Harold Kaufman, Jr.:     At the address set forth below his name
                                        on the signature page of this Agreement.

                  13.12 Waiver of Claim to Retainer. JAG and the JAG Stockholders acknowledge that the Company has paid a retainer in the amount of $7,500 to the Company's attorney, Conrad C. Lysiak, to perform certain legal services, and hereby agree that after the Closing, the Company shall have no claim against Mr. Lysiak for repayment of any part of such retainer, nor shall Mr. Lysiak have any obligation to perform any legal services for the Company.

         14.      APPOINTMENT OF AGENT

                  The JAG Stockholders hereby irrevocably constitute and appoint Gary Valinoti as their true and lawful attorney (the "Agent") with full right and power in their names and stead to take any and all action by and on behalf of them necessary or desirable to consummate the transactions contemplated by this Agreement, including without limitation, the right and power to receive certificates representing the Company Shares on behalf of each of the JAG Stockholders, to deliver to the Company the certificates representing the JAG Shares, to waive performance of any of the obligations of the Company or waive compliance by the Company with any of its covenants hereunder, to deliver investment letters of the JAG Stockholders referred to in Section 3.3 hereof, and to amend or terminate this Agreement as herein provided. Any such action taken by the Agent on behalf of a JAG Stockholder shall be binding upon such JAG Stockholder. The Company shall not have any responsibility to the JAG Stockholders or any of them for the distribution by the Agent of the certificates representing the Company Shares to be delivered to the JAG Stockholders, nor shall the Company be liable in any manner whatsoever to the JAG Stockholders or any of them by or on account of any act or omission of the Agent.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

                                       Professional Perceptions, Inc.,
                                       a Nevada corporation

                                       By:  /s/ Harold Kaufman, Jr.
                                            ------------------------------------
                                            Its: President

                                            Address: 2810 South Madison
                                                     Spokane, WA 99203

                                       NEW JAG, Inc.,
                                       a New Jersey corporation

                                       By:  /s/ Gary Valinoti
                                            ------------------------------------
                                            Its: President

                                            Address: 2421 Atlantic Ave, Ste. 103
                                                     Manasquan, NJ 08736

                                       /s/ Harold Kaufman, Jr.
                                       -----------------------------------------
                                           Harold Kaufman, Jr.

                                            Address: 2810 South Madison
                                                     Spokane, WA 99203


           [Signatures of JAG Stockholders commences on the next page]

                                JAG STOCKHOLDERS

                                 SIGNATURE PAGE



         /s/ Gary Valinoti
--------------------------------------
             Gary Valinoti


         /s/ Cathleen Valinoti
--------------------------------------
             Cathleen Valinoti


         /s/ Barry Belzer
--------------------------------------
             Barry Belzer


         /s/ Anthony Salandra
--------------------------------------
             Anthony Salandra


         /s/ Jeffrey Goss
--------------------------------------
             Jeffrey Goss

                                                                       EXHIBIT A



                                                                  NUMBER OF
NAMES AND ADDRESSES OF                NUMBER OF JAG             COMPANY SHARES
   JAG STOCKHOLDERS                   SHARES OWNED              TO BE RECEIVED
----------------------                -------------             --------------
      Gary Valinoti                       335.8                   1,175,275
      4 Page Drive
      Red Bank, NJ  07701

      Cathleen Valinoti                    44.4                     155,500
      4 Page Drive
      Red Bank, NJ  07701

      Jeffrey Goss                        224.4                     785,275
      1304 W. Chicago Blvd.
      Sea Gert, NJ  08750

      Anthony Salandra                    224.4                     785,275
      Grenee, CT
      Woodcliff Lake, NJ  07675

      Barry Belzer                          171                     598,675
      One Johnson Terrace
      Middletown, NJ  07748

                                                                 ----------
                                          Total                   3,500,000
                                                                 ==========

                                                                   SCHEDULE 5.15


      The Company has dealt with Conrad C. Lysiak as a finder in connection with the transactions contemplated by the Agreement. The Company has agreed that Mr. Lysiak is entitled to receive a finders fee in the amount of $18,400 in connection with the transactions contemplated by this Agreement, such fee to be assumed and paid by Harold Kaufman, Jr. at the Closing.